EXHIBIT 99

                                                      CORPORATE HEADQUARTERS

(Glenayre Logo appears here)                          5935 Carnegie Boulevard
                                                      Charlotte, NC 28209 USA
                                                      tel 704 553 0038
                                                      url www.glenayre.com

NEWS RELEASE
                                            Contact:  Mark Smalley, Glenayre
                                                      mark.smalley@glenayre.com
                                                      704 553 0038



               Glenayre Confirms CONXUS Communications Bankruptcy

Charlotte, N.C., May 19, 1999 - Glenayre Technologies Inc. (NASDAQ: GEMS) confirmed today that it holds approximately $49 million in receivables from CONXUS Communications, which filed for Chapter 11 Bankruptcy yesterday.

Glenayre previously acknowledged this issue in its March 31, 1999, earnings release. In that release, the company reported that a customer, which is now identified as CONXUS, for whom it had provided approximately $49 million in financing might be in financial difficulties. The company stated that the customer was in weak financial condition due to continued operating losses, and was dependent on continued financial support from its vendors and financial institutions and its ability to secure other capital monies.

Glenayre also reported that an estimate of a possible range of the loss on the receivables from this customer could not be determined at that time. The company also indicated that a change in the estimate of the collectability of the receivables from this customer could occur in the near term, with a significant impact on Glenayre's results of operations in the quarter in which the change is recorded. Glenayre has not yet determined the extent to which the bankruptcy filing by CONXUS will change the company's estimate of the collectibility of its receivables.

For over 30 years, Glenayre Technologies Inc. has been developing and providing leading edge personal telecommunication systems, including products for paging, digital and cellular networks. With over 2,200 employees and with products installed in 100 countries, Glenayre's net sales exceeded $399 million in 1998. Additional information about Glenayre is available on the company's Web site at: http://www.glenayre.com.



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